Exhibit 99.1

GeoVax Reports 2025 Year-End Financial Results

and Provides Business Update

Pivotal Phase 3 Trial for GEO-MVA (mpox/smallpox vaccine)

Scheduled To Initiate During the Second Half of This Year

ATLANTA, GA, April 15, 2026 – GeoVax Labs, Inc. (Nasdaq: GOVX), a clinical-stage biotechnology company developing multi-antigenic vaccines and immunotherapies against infectious diseases and cancer, today announced its financial results and key operational accomplishments for the year ended December 31, 2025.

“During 2025, we made significant progress advancing GEO-MVA toward late-stage clinical development, supported by regulatory alignment with the European Medicines Agency (EMA) and key manufacturing milestones,” stated David Dodd, Chairman and Chief Executive Officer of GeoVax. We believe GEO-MVA represents a critically important opportunity to eliminate the current global supply constraint in orthopoxvirus vaccines, while supporting broader public health preparedness and biosecurity objectives. As such, we look forward to initiating the planned Phase 3 immuno-bridging study in the second half of this year, which represents the next key step in advancing GEO-MVA to regulatory approval and access, providing a critically needed supply source of MVA-vaccine.”

Mr. Dodd concluded, “As we look ahead, our priority is executing key GEO-MVA clinical and regulatory milestones, strengthening strategic partnerships, while selectively advancing other programs, addressing critical medical needs worldwide, while maximizing long-term value to shareholders and stakeholders.”

Corporate and Operational Highlights

Priority Program – GEO-MVA

GeoVax’s primary near-term strategic development focus is the advancement of GEO-MVA, its Modified Vaccinia Ankara (MVA)-based vaccine candidate targeting mpox and smallpox. GEO-MVA is the Company’s most advanced program and its most direct path to potential regulatory approval and commercialization. GEO-MVA is being developed on an expedited regulatory pathway to address a documented global supply constraint in orthopoxvirus vaccines, while supporting both public health preparedness and biosecurity needs, including diversification of supply beyond a single foreign manufacture.

During 2025, the Company achieved several key milestones, advancing GEO-MVA toward late-stage development and commercial readiness:

●

Regulatory Alignment: GeoVax received formal Scientific Advice from the European Medicines Agency (EMA), supporting a streamlined and accelerated development pathway for GEO-MVA, including a single Phase 3 immuno-bridging study without the need for prior Phase 1 or Phase 2 trials.

●

Phase 3 Readiness: The Company is preparing to initiate a pivotal Phase 3 clinical trial in the second half of 2026, representing the critical next step toward potential regulatory approval and product distribution.

●	Manufacturing Progress: GeoVax completed cGMP manufacturing and fill-finish of clinical-grade GEO-MVA, establishing readiness for clinical supply and potential commercialization.

GeoVax believes GEO-MVA is uniquely positioned at the intersection of:

●	Recurring global mpox outbreaks and evolving viral strains
●	Depleted government stockpiles following recent outbreaks

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●	Policy-driven demand for diversified and domestic vaccine supply

Given these dynamics, GEO-MVA is expected to play a central role in global orthopoxvirus preparedness strategies. The Company is actively aligning GEO-MVA with public health preparedness and biosecurity procurement frameworks, including engagement with international regulatory and governmental stakeholders.

Additional Progress Across Clinical Pipeline

Beyond GEO-MVA, GeoVax continues to advance a diversified pipeline spanning infectious diseases and oncology:

●	GEO-CM04S1 (COVID-19 Vaccine):
o	Advancing through multiple Phase 2 clinical trials targeting immunocompromised populations, including stem cell transplant and CLL patients.
o	Data readouts expected in 2026, including from a completed booster trial in healthy adults.
o	Interim DSMB findings in the CLL study indicated superior immune responses versus mRNA comparator, supporting continued development.
●	Gedeptin® (Oncology):
o	Completed Phase 1/2 clinical evaluation in advanced head and neck cancer.
o	Entered into an exclusive license agreement with Emory University to support combination use with immune checkpoint inhibitors.
o	Planning Phase 2 trial for first-line treatment in locally advanced head and neck squamous cell carcinoma (2027).

2025 Full Year Financial Results

Net Loss: Net loss for the year ended December 31, 2025, was $21.5 million, or $22.40 per share, as compared to $25.0 million, or $120.46 per share, for the year ended December 31, 2024.

Revenue: For the year ended December 31, 2025, the Company reported $2.5 million of government contract revenues associated with the BARDA/RRPV Project NextGen award, compared to $4.0 million during 2024. In April 2025, GeoVax received notification that BARDA determined to terminate the contract for convenience to the government.

R&D Expenses: Research and development expenses were $18.1 million for 2025, compared to $23.7 million in 2024, with the overall decrease primarily related to discontinued costs associated with termination of the BARDA/RRPV contract, as well as lower costs for the GEO-CM04S1 clinical trials and manufacturing costs associated with the GEO-CM04S1 and Gedeptin programs.

G&A Expenses: General and administrative expenses were $6.0 million for 2025, compared to $5.4 million in 2024, with the overall increase primarily due to higher personnel costs, investor relations consulting and other programmatic expenses, patent costs, and stock-based compensation expense.

Cash Position: GeoVax reported cash balances of $3.1 million on December 31, 2025, as compared to $5.5 on December 31, 2024.

Summarized financial information is attached. Further information is included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

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About GeoVax

GeoVax Labs, Inc. is a clinical-stage biotechnology company focused on the development of vaccines and immunotherapies addressing high-consequence infectious diseases and solid tumor cancers. GeoVax’s priority program is GEO-MVA, a Modified Vaccinia Ankara (MVA)–based vaccine targeting mpox and smallpox. The program is advancing under an expedited regulatory pathway, with plans to initiate a pivotal Phase 3 clinical trial in the second half of 2026, to address critical global needs for expanded orthopoxvirus vaccine supply and biosecurity preparedness. In oncology, GeoVax is developing Gedeptin®, a gene-directed enzyme prodrug therapy (GDEPT) designed to enhance immune checkpoint inhibitor activity. Gedeptin has completed a multicenter Phase 1/2 clinical trial in advanced head and neck cancer and is being advanced into combination strategies, including planned neoadjuvant and first-line settings. GeoVax’s broader pipeline includes the development of GEO-CM04S1, a next-generation COVID-19 vaccine candidate being evaluated in immunocompromised and other patient populations. GeoVax maintains a global intellectual property portfolio supporting its infectious disease and oncology programs and continues to evaluate strategic partnerships and funding opportunities aligned with its development priorities. For more information, visit www.geovax.com.

Forward-Looking Statements

This release contains forward-looking statements regarding GeoVax’s business plans. The words “believe,” “look forward to,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Actual results may differ materially from those included in these statements due to a variety of factors, including whether: GeoVax is able to obtain acceptable results from ongoing or future clinical trials of its investigational products, GeoVax’s immuno-oncology products and preventative vaccines can provoke the desired responses, and those products or vaccines can be used effectively, GeoVax’s viral vector technology adequately amplifies immune responses to cancer antigens, GeoVax can develop and manufacture its immuno-oncology products and preventative vaccines with the desired characteristics in a timely manner, GeoVax’s immuno-oncology products and preventative vaccines will be safe for human use, GeoVax’s vaccines will effectively prevent targeted infections in humans, GeoVax’s immuno-oncology products and preventative vaccines will receive regulatory approvals necessary to be licensed and marketed, GeoVax raises required capital to complete development, there is development of competitive products that may be more effective or easier to use than GeoVax’s products, GeoVax will be able to enter into favorable manufacturing and distribution agreements, and other factors, over which GeoVax has no control.

Further information on our risk factors is contained in our periodic reports on Form 10-Q and Form 10-K that we have filed and will file with the SEC. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Company Contact:

info@geovax.com

678-384-7220

Media Contact:

Jessica Starman

media@geovax.com

FINANCIAL TABLES FOLLOW

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GEOVAX LABS, INC.
Condensed Consolidated Statements of Operations Information
(amounts in thousands, except common share information)

	Year Ended
	December 31,
	2025	2024
Revenue from government contract	$2,489	$3,955

Operating expenses:
Research and development	18,121	23,714
General and administrative	6,007	5,385
	24,128	29,099
Loss from operations	(21,639)	(25,144)
Other income (expense), net	174	152

Net loss	$(21,465)	$(24,992)

Net loss per common share	$(22.40)	$(120.46)

Weighted average shares outstanding	958,443	207,482

Condensed Consolidated Balance Sheet Information
(amounts in thousands, except common share information)

	December 31,
	2025	2024
Assets:
Cash and cash equivalents	$3,086	$5,507
Other current assets	2,229	2,428
Total current assets	5,315	7,935
Property and other assets	1,027	221
Total assets	$6,342	$8,156

Liabilities and stockholders’ equity
Total liabilities	$2,514	$3,107
Stockholders’ equity	3,825	5,049
Total liabilities and stockholders’ equity	$6,342	$8,156

Common Shares Outstanding	1,732,147	421,475